Exhibit 99.2

FORM OF BROKER LETTER TO CLIENTS WHO ARE BENEFICIAL HOLDERS

PLBY GROUP, INC.

Subscription Rights to Purchase Shares of Common Stock

Distributed to Stockholders
of PLBY Group, Inc.

December 19, 2022

To Our Clients:

Enclosed for your consideration are a Base Prospectus, dated September 2, 2022 (the “Base Prospectus”), and a Prospectus Supplement, dated December 19, 2022 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to the offering (the “Rights Offering”) by PLBY Group, Inc., a Delaware corporation (the “Company”), of shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), pursuant to non-transferable subscription rights (the “Rights”) distributed to all holders of record of shares of Common Stock as of 5:00 p.m., Eastern Time, on December 16, 2022 (the “Record Date”). The Rights and Common Stock are described in the Prospectus.

In the Rights Offering, the Company is offering up to an aggregate of 14,285,714 shares of Common Stock pursuant to the Prospectus. The Rights may be exercised at any time during the subscription period, which commences on December 19, 2022 and ends at 5:00 p.m., Eastern Time, on January 17, 2023, unless extended in the sole discretion of the Company (as it may be extended, the “Expiration Time”).

Please note that since you hold your shares in the name of a broker, dealer or other nominee who uses the services of the Depository Trust Company, you must exercise your rights prior to 5:00 p.m., Eastern Time, on the Expiration Time.

As described in the Prospectus, each holder of record of shares of Common Stock is entitled to one Right for each share of Common Stock owned by such holder on the Record Date, evidenced by non-transferable Rights certificates (the “Rights Certificates”). Each Right allows the holder thereof to subscribe (the “Basic Subscription Right”) for 0.30681187 of a share of Common Stock at the cash price of $3.50 per whole share (the “Subscription Price”) of Common Stock.

No fractional shares of the Common Stock will be issued in the Rights Offering. Any fractional shares of the Common Stock created by the exercise of the Rights will be rounded down to the nearest whole share. A minimum of four Rights will be required to purchase one whole share of Common Stock. Any excess subscription payments received by the subscription agent in respect of fractional shares will be returned promptly after the Expiration Time, in the manner in which made, without interest or deduction.

In addition, Rights holders that exercise their Basic Subscription Right in full also will be eligible to subscribe (the “Over-Subscription Privilege”) at the same cash price of $3.50 per whole share up to that number of shares of Common Stock that are offered in the Rights Offering but are not purchased by the other Rights holders under their Basic Subscription Right. If an insufficient number of shares of Common Stock is available to fulfill all Over-Subscription Privilege requests, the available shares will be allocated pro rata (in proportion to the number of shares of Common Stock held after giving effect to all Basic Subscription Rights) among those Rights holders who fully exercised their Basic Subscription Right. Additionally, if a holder of Rights (or any “group” (within the meaning of Section 13(d)(3) under the Exchange Act) that includes such holder) is the beneficial owner (as defined in Rule 13d–3(a) under the Exchange Act) of greater than 14.99% of the number of shares of Common Stock outstanding as of the Record Date, then the Over-Subscription Privilege of such holder shall be fulfilled only if approved by a majority of the disinterested members of our board of directors. If fulfilling the Over-Subscription Privilege of any holder of Rights would result in that holder(or any “group” (within the meaning of Section 13(d)(3) under the Exchange Act) that includes such holder) becoming the beneficial owner of greater than 14.99% of the number of shares of Common Stock outstanding upon the closing of the Rights Offering after giving effect to the issuance of shares of Common Stock in the Rights Offering, then the Over-Subscription Privilege of such holder shall be fulfilled only to the extent that the beneficial ownership by such holder (and any “group” that includes such holder) does not exceed 14.99% of the number of shares of Common Stock outstanding upon the closing of the Rights Offering, unless acquisition of a greater number of shares by such holder is approved by a majority of the disinterested members of our board of directors.

The Company may cancel or terminate the Rights Offering in its sole discretion at any time on or before the Expiration Time for any reason (including, without limitation, a change in the market price of the Common Stock). The Company also reserves the right to amend the terms of the Rights Offering.

The shares of Common Stock to be issued upon exercise of the Rights, like the Company’s existing shares of Common Stock, will be listed for trading on the Nasdaq Global Market (“Nasdaq”) under the symbol “PLBY”. The Company will not be listing the Rights on Nasdaq or any other national securities exchange.

Enclosed are copies of the following documents:

1.	Prospectus;

2.	Rights Certificate;

3.	Instructions for Use of Rights Certificate; and

4.	Notice of Guaranteed Delivery.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES AND SALES OF RIGHTS MAY BE MADE BY ONLY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the Prospectus carefully before instructing us to exercise any Rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise the Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire on the Expiration Time. You will have no right to rescind your subscription after receipt of your payment of the Subscription Price or Notice of Guaranteed Delivery. Rights not exercised prior to the Expiration Time will expire without value.

If you wish to have us, on your behalf, exercise your Rights for any shares of Common Stock to which you are entitled, please so instruct us by completing, executing and returning to us the Rights Certificate included with this letter.

With respect to any instructions to exercise (or not to exercise) Rights, the enclosed Rights Certificate must be completed and returned in sufficient time to allow us to process your request and submit your instructions to the subscription agent by the Expiration Time.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO THE INFORMATION AGENT, MORROW SODALI, AT (203) 561-6945 (FOR BANKS AND BROKERS) OR (800) 662-5200 (THE TOLL FREE NUMBER FOR STOCKHOLDERS), OR VIA EMAIL AT PLBY@INVESTOR.MORROWSODALI.COM.